AXA EQUITABLE LIFE INSURANCE COMPANY

ENDORSEMENT TERMINATING

THE GUARANTEED WITHDRAWAL BENEFIT FOR LIFE RIDER

AND ANY APPLICABLE GUARANTEED MINIMUM DEATH BENEFIT

OFFERED THEREUNDER

This Endorsement is part of your Contract, and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and ‘‘us’’ mean AXA Equitable Life Insurance Company and “you” and “your” mean the Owner. Capitalized terms in this Endorsement have the meaning given in the Contract.

This Endorsement is issued and effective on the Business Day we received your completed and signed acceptance of our offer to add an amount to your Contract’s Annuity Account Value in return for termination of your Guaranteed Withdrawal Benefit for Life Rider (“GWBL Rider”) and any applicable Guaranteed Minimum Death Benefit (“GMDB”) under your Contract (“Offer Transaction Date”).

If the Offer Transaction Date would be the same day as your Contract Date Anniversary, the first day of your Contract Year or a Business Day on which we received any financial transaction request other than a partial withdrawal, then the Offer Transaction Date will be the Business Day immediately following the first day of your Contract Year or receipt of any financial transaction request other than a partial withdrawal. If the Offer Transaction Date would be the same day as a Business Day on which we receive any partial withdrawal request, then the partial withdrawal request will be processed the Business Day immediately following your Offer Transaction Date.

We determine the amount to be added to your Contract as of the close of the Business Day preceding the Offer Transaction Date. This amount is added to your Annuity Account Value on the Offer Transaction Date and is allocated among your Investment Options in accordance with your allocation instructions on file prior to the lifting of any Investment Options restriction described in your GWBL Rider. The Investment Options restriction described in your GWBL Rider is terminated on the Offer Transaction Date. We treat the amount added to the Contract as incremental earnings and not a Contribution.

Your lifetime guaranteed withdrawal benefit as described in your GWBL Rider and any applicable GMDB also described in your GWBL Rider and Contract are hereby terminated without value, and the fourth paragraph of Contract Section 6.02 and any reference to your GMDB on the cover page of the Contract is revised to read as follows: “The amount of the Death Benefit is equal to the Annuity Account Value.” Any Automatic Payment Plan you elected for purposes of receiving withdrawals under the GWBL Rider will be terminated in connection with the termination of your GWBL Rider.

Payment Upon Death: The Death Benefit will be paid upon the death of the Owner named under the Contract. For Contracts issued on a joint life basis, the Death Benefit will no longer be payable upon the “Last Applicable Death” as described in your GWBL Rider. If your Contract is a Non-Qualified Contract and was issued with the Successor Owner as joint owner with joint ownership rights, the Death Benefit will be payable upon death of the older of the Owner and the Successor Owner. Upon the death of the Owner under a Contract issued on a joint life basis, the Successor Owner supersedes any Beneficiary designated under the Contract.

The charge(s) under the GWBL Rider including any GMDB thereunder will terminate as of the Offer Transaction Date; other Contract charges will remain unchanged. However, if we receive a request for a surrender or partial withdrawal from your Contract in writing using the required withdrawal form no later than [30] days after the expiration date of your offer, Withdrawal Charges and Administrative Charges on the Transaction Date of your surrender or partial withdrawal, whichever is applicable, will not apply. If you take a partial withdrawal from your Contract no later than [30] days after the expiration date of your offer, the withdrawal amount will reduce the Contributions that are used to determine any future Withdrawal Charge.

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer ]	Secretary and Associate General Counsel ]